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As filed with the Securities and Exchange Commission on June 19, 2017

Registration No. 333-218205

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

AMENDMENT NO. 3
TO

FORM S-11
FOR REGISTRATION UNDER
THE SECURITIES ACT OF 1933 OF SECURITIES
OF CERTAIN REAL ESTATE COMPANIES

FOUR SPRINGS CAPITAL TRUST
(Exact name of registrant as specified in governing instruments)

1901 Main Street
Lake Como, New Jersey 07719
877-449-8828
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

William P. Dioguardi
Chief Executive Officer
Four Springs Capital Trust
1901 Main Street
Lake Como, New Jersey 07719
877-449-8828
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Nanette C. Heide, Esq. Richard A. Silfen, Esq. Duane Morris LLP 1540 Broadway New York, New York 10036 Phone: (212) 692-1003 Facsimile: (212) 202-5334	J. Gerard Cummins, Esq. Bartholomew A. Sheehan, Esq. Sidley Austin LLP 787 Seventh Avenue New York, New York 10019 Phone: (212) 839-5399 Facsimile: (212) 839-5599

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

           If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:    ☐

           If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

           If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.    ☐

           Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check One):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐ Emerging growth company ☒

           If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

           The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

 Explanatory Notes

        This Amendment No. 3 (this "Amendment No. 3") to the Registration Statement on Form S-11 (Registration No. 333- 218205) (the "Registration Statement") is being filed as an exhibit-only filing to file Exhibits 1.1, 3.1, 3.2, 3.3, 3.4, 3.5, 3.6, 3.7, 3.8, 3.9, 4.1, 5.1, 8.1, 10.1, 10.2, 10.3, 10.4, 10.5, 10.6, 10.7, 10.8, 10.9, 10.10, 10.11, 10.12, 10.13, 10.14, 10.15, 10.16, 10.17, 10.18, 10.19, 10.20, 10.21, 21.1, 23.2 and 23.3, which have not been previously filed, and to amend and restate the list of exhibits referred to in Item 36(B) of Part II of the Registration Statement. No changes have been made to the preliminary prospectus constituting Part I of the Registration Statement or to Part II of the Registration Statement (other than to reflect in the Exhibit Table the filing of the aforementioned exhibits).

i

 PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31.    Other Expenses of Issuance and Distribution.

        The following table itemizes the expenses incurred by us in connection with the issuance and registration of the securities being registered hereunder (excluding the underwriters' discount and commission). All amounts shown are estimates except for the SEC registration fee, the Financial Industry Regulatory Authority, Inc. ("FINRA"), filing fee and the NYSE listing fee.

SEC Registration Fee	$13,423
FINRA Filing Fee	17,888
NYSE Listing Fees	75,417
Accounting Fees and Expenses	350,000
Legal Fees and Expenses	1,100,000
Printing Fees and Expenses	250,000
Transfer Agent and Registrar Fees	25,000
Miscellaneous	668,272

Total	$2,500,000

        We will bear all of the expenses shown above.

Item 32.    Sales to Special Parties.

        None.

Item 33.    Recent Sales of Unregistered Securities.

        During the past three years, we have issued and sold the following securities in transactions that were not registered under the Securities Act of 1933, as amended (the "Securities Act"):

  •
  From October 1, 2013 through April 11, 2014, we issued an aggregate of 1,360,512 Series A preferred shares in a private placement offering at an offering price of $10.00 per share to 159 investors for aggregate gross proceeds of approximately $13,518,000. In connection with this offering, we issued warrants to purchase up to 966,889 Series A preferred shares at an exercise price of $20.00 per share to 159 investors, 21 brokers and 5 employees of the company. EDI Financial, Inc. acted as the dealer manager of such offering and received $1,003,444 in sales commissions and dealer manager fees.

  •
  From April 12, 2014 through December 14, 2015, we issued an aggregate of 1,118,322 Series B preferred shares in a private placement offering at an offering price of $10.75 per share to 134 investors, 11 brokers and 4 employees for aggregate gross proceeds of approximately $13,139,000. In connection with this offering, we issued warrants to purchase up to 283,976 Series B preferred shares at an exercise price of $21.50 per share to 134 investors, brokers and employees of the company. EDI Financial, Inc. acted as the dealer manager of such offering and received $938,878 in sales commissions and manager fees.

  •
  From December 15, 2015 through March 31, 2017, we issued an aggregate of 1,766,061 Series C preferred shares in a private placement offering at an offering price of $11.00 per share to 132 investors for aggregate gross proceeds of approximately $19,186,000. In connection with this offering, we issued warrants to purchase up to 279,930 Series C preferred shares at an exercise price of $22.00 per share to 1 investor, 23 brokers and 4 employees. EDI Financial, Inc. acted as the dealer manager of such offering through December 31, 2016 and received $1,366,766 in sales commissions and manager fees. From January 1, 2017 through March 31, 2017, Third Seven Capital, LLC has served as the dealer manager of such offering and received $203,802 in sales commissions and manager fees.

  •
  On March 31, 2014, September 17, 2015, October 1, 2015 and March 31, 2016, we granted non-qualified share options to purchase 10,000, 10,000, 5000 and 15,000 common shares, respectively, at an exercise price of $0.001 per share to certain members of our board of trustees under our 2014 Equity Plan.

  •
  On April 11, 2014, we issued warrants to purchase up to 50,000 Series A preferred shares with a value of $50,000, as consideration in exchange for the property located in Carbondale, Illinois.

  •
  From April 16, 2014 through March 31, 2017, we issued 111,164 Series B preferred shares to 159 shareholders and 134,132 Series C preferred shares to 162 shareholders pursuant to our DRIP.

  •
  From June 5, 2014 through March 31, 2017, we issued an aggregate of 241,500 restricted common shares, which were subject to certain vesting conditions, to certain directors, employees, officers, and consultants under our 2014 Equity Plan.

  •
  The company made an offer to warrant holders on January 25, 2017 which provided warrant holders the ability to either exercise their respective warrants at a $0.25 discount per preferred share, agree to redeem warrants and receive one Series A, B or C preferred share issuable under such warrants for every multiple of twenty warrants, or continue to retain their existing warrants. In connection with the offer, and before the offer's expiration, the company issued 336,708 preferred shares for gross proceeds of $3,314,466 and issued 44,625 preferred shares in exchange for warrants to purchase 892,500 preferred shares. The company cancelled 892,500 warrants received pursuant to the exchange. After giving effect to the foregoing, warrants to purchase 1,889,050 preferred shares remain outstanding with a weighted average exercise price per share of $20.42.

        The issuances of securities set forth above did not involve a public offering and were made in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act or Rule 506 promulgated thereunder, or pursuant to, Rule 701 promulgated under the Securities Act. All of the persons who purchased securities in the private placements listed above were, at the time of purchase, "accredited investors" as defined under Regulation D of the Securities Act.

Item 34.    Indemnification of Directors and Officers.

        Our charter contains a provision that eliminates trustees' and officers' liability for money damages, requires us to indemnify and, in certain circumstances, advance expenses to our trustees and officers and permits us to indemnify and advance expenses to our employees and agents, subject to the limitations of Maryland law.

        Maryland law requires us (unless our charter provides otherwise, which our charter does not) to indemnify a trustee or officer who has been successful in the defense of any proceeding to which he is made or threatened to be made a party by reason of his service in that capacity. Maryland law allows trustees and officers to be indemnified against judgments, penalties, fines, settlements and expenses actually incurred by them in connection with any proceeding unless it is established that:

  •
  an act or omission of the trustee or officer was material to the cause of action adjudicated in the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty;

  •
  the trustee or officer actually received an improper personal benefit in money, property or services;

  •
  with respect to any criminal proceeding, the trustee or officer had reasonable cause to believe his act or omission was unlawful; or

  •
  in a proceeding by us or on our behalf, the trustee or officer was adjudged to be liable to us or for a judgment of liability on the basis that personal benefit was improperly received (although in either case a court may order indemnification solely for expenses).

Item 35.    Treatment of Proceeds from Shares Being Registered.

        Not applicable.

Item 36.    Financial Statements and Exhibits.

  (a)
  Financial Statements. See Index to Financial Statements.

  (b)
  Exhibits. The list of exhibits following the signature page of this registration statement is incorporated herein by reference.

Item 37.    Undertakings.

        The undersigned registrant hereby undertakes:

  1.
  That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

  2.
  That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

  a.
  any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

  b.
  any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

  c.
  the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

  d.
  any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

        The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

  1.
  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  2.
  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Como, State of New Jersey, on this 19th day of June, 2017.

FOUR SPRINGS CAPITAL TRUST
By:	/s/ WILLIAM P. DIOGUARDI William P. Dioguardi Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints William P. Dioguardi and Coby R. Johnson each of them severally, as his true and lawful attorney-in-fact and agent, each acting along with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) and exhibits to the Registration Statement on Form S-11, and to any registration statement filed under SEC Rule 462, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ WILLIAM P. DIOGUARDI William P. Dioguardi	Chairman of the Board of Trustees and Chief Executive Officer (principal executive officer)	June 19, 2017
/s/ JOHN E. WARCH John E. Warch	Chief Financial Officer and Treasurer (principal financial and accounting officer)	June 19, 2017
/s/ COBY R. JOHNSON Coby R. Johnson	Trustee, President, Chief Operating Officer and Secretary	June 19, 2017
* Spencer F. Segura	Trustee	June 19, 2017

Signature	Title	Date

* Stephen R. Petersen	Trustee	June 19, 2017
* James S. Vaccaro	Trustee	June 19, 2017
* Peter S. Reinhart	Trustee	June 19, 2017

*By:	/s/ WILLIAM P. DIOGUARDI William P. Dioguardi Attorney-in-Fact

 EXHIBIT INDEX

Exhibit
1.1		Form of Underwriting Agreement
3.1		Form of Amended and Restated Declaration of Trust of Four Springs Capital Trust, to be in effect upon completion of this offering
3.2		Form of Amended and Restated Bylaws of Four Springs Capital Trust, to be in effect upon completion of this offering
3.3		Agreement of Limited Partnership of Four Springs Capital Trust Operating Partnership, L.P.
3.4
Amendment to Designation of the Preferences, Conversion and Other Rights, Voting Powers, Restrictions, Limitations as to Distributions, Qualifications and Terms and Conditions of Redemption of the Series A Preferred Units
3.5
Second Amendment to Designation of the Preferences, Conversion and Other Rights, Voting Powers, Restrictions, Limitations as to Distributions, Qualifications and Terms and Conditions of Redemption of the Series A Preferred Units
3.6
Designation of the Preferences, Conversion and Other Rights, Voting Powers, Restrictions, Limitations as to Distributions, Qualifications and Terms and Conditions of Redemption of the Series B Preferred Units
3.7
Amendment to Designation of the Preferences, Conversion and Other Rights, Voting Powers, Restrictions, Limitations as to Distributions, Qualifications and Terms and Conditions of Redemption of the Series B Preferred Units
3.8
Designation of the Preferences, Conversion and Other Rights, Voting Powers, Restrictions, Limitations as to Distributions, Qualifications and Terms and Conditions of Redemption of the Series C Preferred Units
3.9		Form of Amended and Restated Agreement of Limited Partnership of Four Springs Capital Trust Operating Partnership, L.P., to be in effect upon completion of this offering
4.1		Form of Common Share Certificate of Four Springs Capital Trust
5.1		Opinion of Duane Morris LLP regarding the legality of the common shares being registered
8.1		Opinion of Duane Morris LLP regarding certain tax matters
10.1	†	Four Springs Capital Trust 2014 Equity Incentive Plan, dated March 19, 2014
10.2	†	Form of Four Springs Capital, LLC Restricted Share Award Certificate
10.3	†	Nonqualified Option Agreement between Four Springs Capital Trust and James S. Vaccaro, dated March 31, 2014
10.4	†	Nonqualified Option Agreement between Four Springs Capital Trust and Stephen R. Petersen, dated March 31, 2014
10.5	†	Nonqualified Option Agreement between Four Springs Capital Trust and James S. Vaccaro, dated September 17, 2015

Exhibit
10.6	†	Nonqualified Option Agreement between Four Springs Capital Trust and Stephen R. Petersen, dated September 17, 2015
10.7	†	Nonqualified Option Agreement between Four Springs Capital Trust and Peter S. Reinhart, dated October 1, 2015
10.8	†	Amended and Restated Employment Agreement between Four Springs Capital Trust and William Dioguardi, dated May 19, 2017
10.9	†	Amended and Restated Employment Agreement between Four Springs Capital Trust and Coby Johnson, dated May 19, 2017
10.10	†	Employment Agreement between Four Springs Capital Trust and Robert Micera, dated June 5, 2014
10.11	†	Employment Agreement between Four Springs Capital Trust and John E. Warch, dated December 3, 2014
10.12	†	Employment Agreement between Four Springs Capital Trust and Cynthia M. Daly, dated December 3, 2014
10.13	†	Employment Agreement between Four Springs Capital Trust and Jared W. Morgan, dated August 1, 2016
10.14	†	Form of Indemnification Agreement between Four Springs Capital Trust and each of its trustees and executive officers
10.15
Credit Agreement, dated as of January 29, 2016, by and among Four Springs Capital Trust Operating Partnership, L.P., and KeyBank National Association and the other lenders party thereto, and KeyBanc Capital Markets Inc.
10.16
Unconditional Guaranty of Payment and Performance, dated January 29, 2016, between Four Springs Capital Trust Operating Partnership, L.P., and Four Springs Capital Trust and the other guarantors party thereto
10.17
First Amendment to Credit Agreement, dated August 4, 2016, by and among Four Springs Capital Trust Operating Partnership, L.P., Four Springs Capital Trust, the other guarantors party thereto, KeyBanc National Association and the other lenders party thereto
10.18
Second Amendment to Credit Agreement, dated as of March 8, 2017, by and among Four Springs Capital Trust Operating Partnership, L.P., and KeyBank National Association and the other lenders party thereto, and KeyBanc Capital Markets Inc.
10.19
Form of Amended and Restated Credit Agreement by and among Four Springs Capital Trust Operating Partnership, L.P., KeyBank National Association, the other lenders which are parties to this agreement, other lenders that may become parties to this agreement, KeyBanc Capital Markets Inc., Capital One, National Association, and Regions Bank
10.20
Term Loan Agreement, dated September 28, 2016, by and among Four Springs Capital Trust Operating Partnership, L.P., and KeyBanc National Association and the other lenders party thereto, and KeyBanc Capital Markets Inc.

Exhibit
10.21		First Amendment to Term Loan, dated March 8, 2017, by and among Four Springs Capital Trust Operating Partnership, L.P., Four Springs Capital Trust and KeyBanc National Association and the other lenders party thereto
21.1		List of Subsidiaries of Four Springs Capital Trust
23.1	**	Consent of BDO USA, LLP, independent auditors
23.2		Consent of Duane Morris LLP (included in Exhibit 5.1)
23.3		Consent of Duane Morris LLP (included in Exhibit 8.1)
23.4	**	Consent of Michael S. Dana to be named as a trustee nominee
23.5	**	Consent of Rosen Consulting Group
24.1	**	Power of Attorney (on Signature of the Registration Statement)

**
Previously filed.

†
Indicates management contract or compensatory plan or arrangement.

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Explanatory Notes
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 31. Other Expenses of Issuance and Distribution.
  Item 32. Sales to Special Parties.
  Item 33. Recent Sales of Unregistered Securities.
  Item 34. Indemnification of Directors and Officers.
  Item 35. Treatment of Proceeds from Shares Being Registered.
  Item 36. Financial Statements and Exhibits.
  Item 37. Undertakings.
SIGNATURES
SIGNATURES AND POWER OF ATTORNEY
EXHIBIT INDEX